Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

ICI ALTA INC.

FIRST:  The name of the corporation is ICI Alta Inc. (hereinafter called the “Corporation”).

SECOND:  The address of the registered office in the State of Delaware is Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  the name of the registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 and the par value of each such share is $1.00, amounting in the aggregate $1,000.

FIFTH:  The name and mailing address of the incorporator are:

Name	Mailing Address

Belle Yang	450 Lexington Avenue
New York,
NY 10017

The power of the incorporator as such shall terminate upon the filing of this Certificate of Incorporation.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

Name	Mailing Address

John R. Danzeisen	Concord Plaza
3411 Silverside Road
P.O. Box 8340
Wilmington, DE 19803-8340

Andrew M. Ransom	Concord Plaza
3411 Silverside Road
P.O. Box Box 8340
Wilmington, DE 19803-8340

William J. Hutchinson	Concord Plaza
3411 Silverside Road
P.O. Box 8340
Wilmington, DE 19803-8340

EIGHTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

NINTH:  Election of directors need not be by written ballot unless the by-laws of the Corporation so provide:

TENTH:

(1)                                  To the fullest extent permitted by the General Corporation Law of Delaware, including, without limitation, as provided in Section 202(b)(7) of the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.  Any repeal or modification of this Article TENTH by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

(2)                                  (A)                              This Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of this Corporation), by reason of the fact that he is or was a director or officer of this Corporation,  or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such act, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(B)                                This Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of this corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to this corporation unless and only to the extent that the court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(C)                                Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in Section 145 of the General Corporation Law of Delaware.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(D)                               In addition to the right of indemnification provided for in this ARTICLE TENTH, this Corporation shall, to the fullest and broadest extent permitted by applicable law, including, without limitation, Section 145 of the General Corporation Law of Delaware as it may be amended from time to time, indemnify all directors and officers whom it may indemnify pursuant thereto.

(E)                                 The right of indemnification by this ARTICLE TENTH shall apply as to action by any person in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(F)                                 Notwithstanding the foregoing provisions of this ARTICLE TENTH, the right of indemnification provided hereunder shall not apply with respect to an action, suit or proceeding (or part thereof) initiated by a director, officer or other indemnified person unless the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of this Corporation, provided, however, that this paragraph (F) shall not limit the right of an indemnified person to recover the expenses of suit with respect to a suit by such indemnified person against this Corporation to recover the unpaid amount of a claim for indemnification under Paragraph (2)(A) or Paragraph (2)(B) of this ARTICLE TENTH, or the unpaid portion of a claim for advancement of expenses under paragraph (2)(C) of this ARTICLE TENTH, or the defense of a suit by this Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, to the extent that the indemnified person is successful in prosecuting or defending such suit.

(G)                                The right of indemnification provided by this ARTICLE TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(H)                               The right of indemnification provided by this ARTICLE TENTH shall be deemed to be a contract between this Corporation and each director or officer of this Corporation who serves in such capacity, both as to action in his official capacity and as to action in another capacity while holding such office, at any time while this ARTICLE TENTH and the relevant provisions of the General Corporation Law of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then investigative existing with respect to any state of facts then or therefore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

(I)                                    Notwithstanding any provision of this ARTICLE TENTH to the contrary, this Corporation may, but shall not be obligated to, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this Corporation would have the power to indemnify him against such liability.

(J)                                   For purposes of this ARTICLE TENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of this Corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of this corporation” as referred to in this ARTICLE TENTH.

ELEVENTH:  The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the General Corporation Law of Delaware and, with the sole exception of those rights and powers conferred under the above ARTICLE TENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, I have hereunto signed by name this 6th day of May, 1999.

/s/ Belle Yang
Belle Yang
Incorporator